EXHIBIT 10.50

AMENDMENT TO THE SPX CORPORATION

1997 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

SPX Corporation currently maintains the SPX Corporation 1997 Non-Employee Directors’ Compensation Plan (the “Plan”).  Pursuant to the powers of amendment reserved in Section 10 of the Plan, effective as of December 31, 2010, SPX Corporation hereby amends the Plan in the following manner:

1.  Section 2(b) of the Plan is amended to read as follows:

“(b)         “Cash Payment” means the (i) cash amount payable to a Non-Employee Director pursuant to Section 8.1 below, (ii) the flat fee retainer payment payable to a Non-Employee Director for a calendar year, and (iii) effective for calendar years after December 31, 2008, any lead director fee payments that a Non-Employee Director may otherwise be entitled to.”

2.  Section 8.2 of the Plan is amended by deleting the first two sentences thereof.